Exhibit 23.2



               Consent of Independent Certified Public Accountants

We have issued our report dated January 18, 2000 accompanying the consolidated financial statements of Greater Community Bancorp and subsidiaries appearing in the 1999 Annual Report of the Company to its shareholders and included in Form 10-K for the year ended December 31, 1999 which is incorporated by reference in this in Post-effective Amendment No. 1 of the Registration Statement (File No. 333-14491). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

                                                     /s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
October 31, 2000